Exhibit 10.7

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated ________, 2025, is made by and among Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception” or the “Company”), Blue Gold Limited, a Cayman Islands exempted company (“Blue Gold Limited” or “PubCo”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated November 9, 2021, by and between the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, the Company has issued the following (collectively, the “Warrants”) (i) 11,500,000 Public Warrants; (ii) 11,700,000 Private Placement Warrants and (iii) 1,500,000 Working Capital Warrants;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on December 5, 2023, Perception, Blue Gold Limited, a wholly owned subsidiary of Perception, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”), entered into a Business Combination Agreement (the “Original Business Combination Agreement”).

WHEREAS, on June 12, 2024, Perception and BGHL, entered into that certain Second Amended and Restated Business Combination Agreement, which was amended on November 7, 2024 and was further amended on January [__], 2025 (as the same may be further amended from time to time, the “Business Combination Agreement”) pursuant to which: (i) Blue Gold Limited formed a wholly owned subsidiary (the “Blue Merger Sub”) for the purposes of effecting the Blue Merger, (ii) Perception shall merge with and into Blue Gold Limited, a wholly owned subsidiary of Perception with Blue Gold Limited being the surviving entity (the “Perception Reorganization”), (ii) BGHL formed a new Cayman Islands entity (“NewCo”) and will contribute all of the issued and outstanding shares of BGHL to NewCo, (iii) Blue Merger Sub will merge with and into NewCo, following which the separate corporate existence of Blue Merger Sub will cease and (iv) at the Merger Effective Time (a defined in the Business Combination Agreement), NewCo shall continue as the surviving entity and wholly owned subsidiary of Blue Gold Limited (“New Blue”);

WHEREAS, as of the Merger Effective Time, Blue Perception Capital LLP, as trustee of NewCo and Blue Shareholders shall cease to have any other rights in and to BGHL or NewCo, and Blue Perception Capital LLP, as trustee of NewCo and the Blue Shareholders shall be shareholders of Blue Gold Limited and New Blue shall continue as a wholly owned subsidiary of Blue Gold Limited;

WHEREAS, effective with the Perception Reorganization, each issued and outstanding Class A Ordinary Share shall be converted on a one-for-one basis into Blue Gold Limited Class A Ordinary Shares and each whole Warrant shall be converted into a warrant to purchase one Blue Gold Limited Class A Ordinary Share;

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of Ordinary Shares of the Company but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for PubCo Ordinary Shares;

WHEREAS, in connection with the Business Combination, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to PubCo and PubCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders (i) to provide for replacement of securities upon reorganization pursuant to Section 4.5 of the Existing Warrant Agreement in connection with the Business Combination and the transactions contemplated by the Business Combination Agreement or (ii) as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1	Assignment and Assumption. As of and with effect on and from the Merger Effective Time (as defined in the Business Combination Agreement), the Company hereby assigns to PubCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Merger Effective Time.

1.2	Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by the Company to PubCo and the assumption of the Existing Warrant Agreement by PubCo from the Company pursuant to Section 1.1, in each case effective as of the Merger Effective Time, and (ii) the continuation of the Existing Warrant Agreement (as amended hereby) in full force and effect from and after the Merger Effective Time.

2.	Amendment of Existing Warrant Agreement.

Effective as of the Merger Effective Time, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the replacement of securities upon reorganization pursuant to Section 4.5 of the Existing Warrant Agreement (in connection with the Business Combination and the transactions contemplated by the Business Combination Agreement).

2.1	References to the Company. All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to PubCo.

2.2	References to Ordinary Shares. All references to “Ordinary Shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to PubCo Ordinary Shares.

2.3	References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Merger Effective Time.

2.4	References to stockholder. All references to a “stockholder’ of the Company in the Existing Warrant Agreement (including all Exhibits thereto) shall be construed as a reference to a “shareholder” of PubCo.

2.5	Detachability of Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.6	Post IPO Warrants.

2.6.1	Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety.

2.6.2	All references to “Post-IPO Warrant” in the Existing Warrant Agreement shall be deleted.

2.7	Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z)  the Redemption Date (as defined below) as provided in Section 6.2 hereof (the Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Section 7.4 below with respect to an effective registration statement. “Business Combination Agreement” is defined herein as that certain Business Combination Agreement dated on December 5, 2023 (as amended, modified or supplemented from time to time), by and among Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), Blue Gold Limited, a Cayman Islands company limited by shares, and Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales, as amended on June 12, 2024, by that certain Second Amended and Restated Business Combination Agreement.”

2.8	Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on PubCo shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by PubCo with the Warrant Agent), as follows:

Blue Gold Limited
3109 W. 50th Street, #207
Minneapolis, MN 55410
Attention: Rick Gaenzle
Email:

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
901 New York Ave.
Washington, D.C. 20001
Attention: Joan Guilfoyle and Giovanni Caruso
Email: jguilfoyle@loeb.com

and

Perception Capital Corp. IV
3109 W. 50th Street, #207
Minneapolis, MN 55410
Attention: Scott Honour

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

3.	Miscellaneous Provisions.

3.1	Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Business Combination and substantially contemporaneous occurrence of the Merger Effective Time and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2	Successors. All the covenants and provisions of this Agreement by or for the benefit of PubCo, the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3	Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of PubCo and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of PubCo and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.4	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Assumption and Amendment Agreement to be duly executed as of the date first above written.

Perception Capital Corp. IV (formerly known as RF ACQUISITION CORP.)

By:
Name:
Title:

BLUE GOLD LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]